Independence Contract Drilling, Inc.

20475 State Highway 249, Suite 300

Houston, Texas 77070

August 17, 2021

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Liz Packebusch

Re:	Independence Contract Drilling, Inc.

Registration Statement on Form S-3

Filed August 13, 2021

File No. 333-258534

Dear Ms. Packebusch:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Independence Contract Drilling, Inc. hereby respectfully requests that the effective date of the above-referenced Registration Statement be accelerated to Wednesday, August 18, 2021 at 4:00 p.m. (Eastern time) or as soon thereafter as may be practicable.

[signature page follows]

If you have any questions with respect to this matter, please contact David C. Buck of Sidley Austin LLP at (713) 495-4521.

Very truly yours,

INDEPENDENCE CONTRACT DRILLING, INC.

By:  /s/ Philip A. Choyce

Name: Philip A. Choyce

Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Acceleration Request Letter